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Denise Morrison Elected to Goodyear Board

AKRON, Ohio, February 23, 2005 – Denise M. Morrison, president, Global Sales and Chief Customer Officer for Campbell Soup Company, has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“Denise Morrison is a customer-focused leader with extensive experience in sales and marketing and in building top brands,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “We are confident that she will make significant contributions to our board.”

Morrison joined Campbell Soup, where she has responsibility for the company’s

$7.1 billion in global sales, in April 2003 from Kraft Foods. At Kraft Foods, she was Executive Vice President and General Manager of its Snacks and Confections divisions, responsible for such leading brands as Planters nuts, Lifesavers candies and Altoids mints. Prior to that, she was Senior Vice President at Nabisco Inc. where she led its food sales organization and was General Manager of the Down the Street division. Morrison joined Nabisco in 1995. Nabisco was acquired by Kraft in 2001.

Previously, Morrison held senior sales and marketing positions at Nestle USA, which she joined in 1984. She began her career in the sales organization at The Procter & Gamble Company in 1975 and later joined Pepsi-Cola Bottling Company as Manager of Business & Trade Development.

Morrison, 51, is a 1975 graduate of Boston College where she received a Bachelor of Science degree in economics and psychology. She is a member of the Board of Directors of Ballard Power Systems, president of the New Jersey Women’s Forum and chairwoman of the Advisory Board for Catalyst. She is also a board member of Students in Free Enterprise.

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She is one of Fortune magazine’s Most Powerful Women in Business. In 2003, Morrison was named Executive of the Year by Snack Food & Bakery magazine and received the Althea Gibson Beacon award for business leadership.

The election of Morrison brings the size of Goodyear’s board to 11 members, 10 of whom are independent.

Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 85 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 80,000 people worldwide. More information on Goodyear is available at www.goodyear.com/corporate.

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